Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

NorthStar Healthcare Income, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated July 16, 2014, relating to the financial statements of Ranger Predecessor and Eclipse Predecessor appearing in the Current Report on Form 8-K/A of NorthStar Healthcare Income, Inc. filed with the Securities and Exchange Commission on July 22, 2014, which are incorporated by reference in this Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (File No. 333-170802).

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
Milwaukee, Wisconsin
January 20, 2015